EXHIBIT 11.1

                                 UTILIMED, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                               1993         1994         1995
                                                             ---------    ---------    ---------
                                                                         (SEE NOTE)
Average shares outstanding................................     746,012      725,102      574,285
Computation adjustments:
  Assumed issuance of Common Stock upon the exercise of
   stock options..........................................     122,001      122,001      122,001
  Assumed issuance of restricted Common Stock.............     469,305      469,305      368,647
  Assumed issuance of Common Stock upon the conversion of
Series A Preferred Stock..................................   2,423,632    2,423,632    2,423,632
  Assumed issuance of Common Stock upon the conversion of
Class B Stock.............................................     807,874      807,874      807,874
                                                             ---------    ---------    ---------
  Number of shares used in pro forma primary net loss per
    share.................................................   4,568,824    4,547,914    4,296,439
Computation adjustments:
  Assumed conversion of Junior Subordinated Debt to Common
    Stock.................................................      --           --           93,780
  Assumed exercise of contingent warrants for the purchase
    of Common Stock.......................................     112,770      112,770      112,770
                                                             ---------    ---------    ---------
  Number of shares used in pro forma fully diluted net
    loss per share........................................   4,681,594    4,660,684    4,502,989
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------

                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)

Net loss                                                     $  (2,608)   $ (13,879)   $ (18,774)
  Computation adjustment for interest expense on Junior
Subordinated Notes........................................      --           --              529
                                                             ---------    ---------    ---------

Net loss                                                     $  (2,608)   $ (13,879)   $ (18,245)
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------
Pro forma net loss per share:

  Primary.................................................   $   (0.57)   $   (3.05)   $   (4.37)
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------

  Fully diluted...........................................   $   (0.56)   $   (2.98)   $   (4.05)
                                                             ---------    ---------    ---------
                                                             ---------    ---------    ---------

 Note: All share amounts give effect to a 5.361849-for-one reverse stock split which will occur upon consummation of this offering.